Exhibit 6.44

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

PROMISSORY NOTE
OF
COYUCHI, INC.

US$500,000 Made as of February 3, 2026

For value received, Coyuchi, Inc., a corporation incorporated under the laws of the State of California (the "***Company***"), with principal offices at 1400 Tennessee Street, Suite 1, San Francisco, CA 94107, hereby promises to pay to David Landau ("***Holder***"), or their registered assigns, the principal sum of Five Hundred Thousand Dollars (US$500,000.00) (the "***Principal Amount***"), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with simple interest on the unpaid principal balance at a rate per annum equal to thirteen and one half percent (13.5%), computed on the basis of the actual number of days elapsed and a year of 360 days (the "***Interest Rate***"). The unpaid Principal Amount, together with any then unpaid accrued interest and all other amounts owed hereunder, shall be due and payable on February 28, 2026 (the "***Maturity Date***"). Interest shall accrue at the Interest Rate from the date of this Note and shall be due and payable in arrears at the Maturity Date. Any amounts owed hereunder shall be sent by wire transfer in accordance with instructions included in such notice in lawful money of the United States.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder hereof, by the acceptance of this Note, agrees:

1. **<u>Definitions.</u>** The following definitions shall apply for all purposes of this Note:

1.1 "***Company***" means the "***Company***" as defined above and includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

1.2 "***Holder***" means any person who shall at the time be the registered holder of this Note.

1.3 "***Note***" means this Promissory Note.

2. **<u>Termination of Rights</u>**. All rights with respect to the Note shall terminate upon the payment of the Principal Amount plus all accrued but unpaid interest hereunder, whether or not this Note has been surrendered.

3. **No Rights or Liabilities as Shareholder.** This Note does not by itself entitle the Holder to any voting rights or other rights as a shareholder of the Company.

4. **No Impairment.** The Company will not, by amendment of its Articles or Bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Note against wrongful impairment.

5. **Subordination.** The Holder agrees to enter into a subordination agreement with any senior lender of the Company as the Company may from time-to-time request, including in the form of Exhibit A hereto with ABL OPCO LLC in its capacity as the administrative agent ("***Administrative Agent***") for certain lenders under the Company's financing with Administrative Agent and such lenders.

6. **Prepayment.** The Company may at any time, without penalty, prepay in whole or in part the unpaid balance of this Note. All payments will first be applied to the repayment of accrued interest until all then outstanding accrued interest has been paid and then shall be applied to the repayment of principal. In the event this Note is prepaid, Holder shall return this Note to the Company for cancellation. In the event this Note is prepaid only in part, Holder shall return this Note to the Company for cancellation, and the Company shall deliver to the Holder a new Note duly executed in the amount of any remaining unpaid balance.

7. **Waivers.** The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

8. **Attorneys' Fees.** In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys' fees.

9. **Transfer.** This Note and any rights hereunder may not be assigned, conveyed or transferred, in whole or in part, without the Company's prior written consent. The rights and obligations of the Company and the Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

10. **Governing Law.** This Note shall be governed by and construed under the internal laws of the State of California, without reference to principles of conflict of laws or choice of laws.

11. **Headings.** The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

12. Notices. Unless otherwise provided, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivery is in person; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) one (1) business day after deposit with an express overnight courier for North American deliveries, or two (2) business days after such deposit for deliveries outside of North America, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested); when addressed to the Holder at Chesa Carla, Giassa da las Barrieras 17-19, 7505 Celerina, Switzerland, Email: David Landau dlandau@saffronhill.com or, in the case of the Company, at CFO, Coyuchi, Inc., 1400 Tennessee Street, Suite 1, San Francisco, CA 94107, Email: nkee@coyuchi.com, or at such other address as any party may designate by giving advance written notice to all other parties.

13. Amendments and Waivers. This Note may only be amended and provisions may only be waived by the Holder and the Company in writing.

14. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

15. Warrant. As further consideration for the entrance into this Note and advancing the Principal Amount, the Company will issue a warrant to Holder in the form of Exhibit B hereto.

16. Usury. Notwithstanding anything to the contrary in this Note or any other document, in no event shall the Company be obligated to pay interest or any other amount in connection with this Note which is in excess of the then legal maximum rate. In the event any interest or other amount is paid in connection with this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the unpaid principal balance of this Note, or if such excess is greater than the unpaid principal balance, such excess shall be returned and paid to the Company.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.

THE COMPANY:

COYUCHI, INC.

By: DocuSigned by: Neil Kee
846FF41776B84DE...
Neil Kee
CFO

Acknowledged and Agreed:

HOLDER:

DAVID LANDAU

DocuSigned by:
C1B390265DA44CF...
David Landau

Exhibit A

Subordination Agreement

Exhibit B

Warrant